EXHIBIT 5.1

OPINION OF DAVIS POLK & WARDWELL LLP

April 17, 2020

Morgan Stanley
1585 Broadway
New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to Morgan Stanley, a Delaware corporation (the “Company”), in connection with the merger (the “Merger”) of Moon-Eagle Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of the Company, with and into E*TRADE Financial Corporation, a Delaware corporation (“E*TRADE”), pursuant to the terms of the Agreement and Plan of Merger dated as of February 20, 2020 (the “Merger Agreement”) by and among the Company, Merger Sub and E*TRADE, and the preparation and filing of the Company’s Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of: (a) shares of the Company’s common stock, par value $0.01 per share (the “Shares”); (b) shares of the Company’s Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, par value $0.01 per share (the “Series M Preferred Shares”); (c) shares of the Company’s Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series N, par value $0.01 per share (the “Series N Preferred Shares”); and (d) the Company’s depositary shares, each representing 1/100th of a share of the Series N Preferred Shares (the “Depositary Shares”), in each case, to be issued in connection with the Merger. The Depositary Shares will be issued under a deposit agreement specifically relating to the Series N Preferred Shares to be entered into among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and the holders from time to time of depositary receipts issued thereunder (the “Deposit Agreement”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.	The Shares have been duly authorized and the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable;

2.	The Series M Preferred Shares have been duly authorized and when a Certificate of Designation relating to such shares has been properly filed with the Secretary of State of the State of Delaware and such shares are issued and delivered in accordance with the terms and conditions of the Merger Agreement, such shares will be validly issued, fully paid and non-assessable;

3.	The Series N Preferred Shares have been duly authorized and when a Certificate of Designation relating to such shares has been properly filed with the Secretary of State of the State of Delaware and such shares are issued and delivered in accordance with the terms and conditions of the Merger Agreement, such shares will be validly issued, fully paid and non-assessable; and

4.	The Depositary Shares have been duly authorized and, assuming due execution and delivery of the Deposit Agreement by the Company and due authorization, execution and delivery of the Deposit Agreement by the Depositary, when issued and delivered in accordance with the terms of the Deposit Agreement, each Depositary Share will represent an interest in a validly issued, outstanding, fully paid and non-assessable Series N Preferred Share; and assuming due execution and delivery of the Depositary Receipts by the Depositary pursuant to such Deposit Agreement, the Depositary Receipts will entitle the holders thereof to the benefits provided therein and in the Deposit Agreement, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the joint proxy statement/prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP